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                                                                     EXHIBIT 3.1

                            ARTICLES OF INCORPORATION

                                       OF

                              LIBERTY BANCORP, INC.

                           ARTICLE I - CORPORATE TITLE

     1.1 The name of the Corporation is Liberty Bancorp, Inc.

                    ARTICLE II - REGISTERED OFFICE AND AGENT

     2.1 The address, including street and number, of the Corporation's initial registered office in this State is: 16 West Franklin, Liberty, Missouri 64068; and the name of its initial registered agent at such address is: Brent M. Giles.

                           ARTICLE III - CAPITAL STOCK

     3.1 The Corporation shall have authority to issue the following shares:

          (a) Twenty million (20,000,000) shares shall be voting common stock with a par value of $.01 per share ("Common Stock"); and

          (b) One million (1,000,000) shares shall be preferred stock with a par value of $.01 per share ("Preferred Stock").

               (i) The board of directors, by adoption of an authorizing resolution, may cause Preferred Stock to be issued from time to time in one or more series.

               (ii) The board of directors, by adoption of an authorizing resolution, may with regard to the shares of any series of Preferred Stock:

                    (A) Fix the distinctive serial designation of the shares;

                    (B) Fix the dividend rate, if any;

                    (C) Fix the date from which dividends on shares issued before the date for payment of the first dividend shall be cumulative, if any;

                    (D) Fix the redemption price and terms of redemption, if any;

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                    (E) Fix the amounts payable per share in the event of
dissolution or liquidation of the Corporation, if any;

                    (F) Fix the terms and amounts of any sinking fund to be used for the purchase or redemption of shares, if any;

                    (G) Fix the terms and conditions, if any, under which the shares may be converted into, or exchanged for, shares of any other class or series;

                    (H) Provide whether such shares shall have voting powers, full or limited, or no voting powers, and the rights, if any, of such shares to vote as a class on some or all matters on which such shares may be entitled to vote; and

                    (I) Fix such other designations, preferences, and relative, participating, optional or other special rights, qualifications, limitations or restrictions not required by law.

     3.2 (a) Notwithstanding any other provision of these Articles of Incorporation, in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of shareholders entitled to vote on any matter, beneficially owns in excess of 10% of the then-outstanding shares of Common Stock (the "Limit"), be entitled, or permitted to any vote in respect of the shares held in excess of the Limit, unless a majority of the Whole Board shall have by resolution granted in advance such entitlement or permission. The number of votes which may be cast by any record owner by virtue of the provisions hereof in respect of Common Stock beneficially owned by such person owning shares in excess of the Limit shall be a number equal to the total number of votes which a single record owner of all Common Stock owned by such person would be entitled to cast, multiplied by a fraction, the numerator of which is the number of shares of such class or series which are both beneficially owned by such person and owned of record by such record owner and the denominator of which is the total number of shares of Common Stock beneficially owned by such person owning shares in excess of the Limit.

          (b) The following definitions shall apply to this Section 3.2 of this
Article III.

               (i) "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on the date of filing of these Articles of Incorporation.

               (ii) "Beneficial ownership" shall be determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934 (or any successor rule or statutory provision), or, if said Rule 13d-3 shall be rescinded and there shall be no successor rule or provision thereto, pursuant to said Rule 13d-3 as in effect on the date of filing of these Articles of Incorporation; provided, however, that a person shall, in any event, also be deemed the "beneficial owner" of any Common Stock:


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                    (A) which such person or any of its affiliates beneficially owns, directly or indirectly; or

                    (B) which such person or any of its affiliates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding (but shall not be deemed to be the beneficial owner of any voting shares solely by reason of an agreement, contract, or other arrangement with this Corporation to effect any transaction which is described in any one or more of clauses (i) through (viii) of Section 10.1 of Article X or upon the exercise of conversion rights, exchange rights, warrants, or options or otherwise, or (ii) sole or shared voting or investment power with respect thereto pursuant to any agreement, arrangement, understanding, relationship or otherwise (but shall not be deemed to be the beneficial owner of any voting shares solely by reason of a revocable proxy granted for a particular meeting of shareholders, pursuant to a public solicitation of proxies for such meeting, with respect to shares of which neither such person nor any such affiliate is otherwise deemed the beneficial owner); or

                    (C) which are beneficially owned, directly or indirectly, by any other person with which such first mentioned person or any of its affiliates acts as a partnership, limited partnership, syndicate or other group pursuant to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of this Corporation; and provided further, however, that (i) no director or officer of this Corporation (or any affiliate of any such director or officer) shall, solely by reason of any or all of such directors of officers acting in their capacities as such, be deemed, for any purposes hereof, to beneficially own any Common Stock beneficially owned by any other such director or officer (or any affiliate thereof), and (ii) neither any employee stock ownership or similar plan of this Corporation or any subsidiary of this Corporation, nor any trustee with respect thereto or any affiliate of such trustee (solely by reason of such capacity of such trustee), shall be deemed, for any purposes hereof, to beneficially own any Common Stock held under any such plan. For purposes of computing the percentage beneficial ownership of Common Stock of a person, the outstanding Common Stock shall include shares deemed owned by such person through application of this subsection but shall not include any other Common Stock which may be issuable by this Corporation pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise. For all other purposes, the outstanding Common Stock shall include only Common Stock then outstanding and shall not include any Common Stock which may be issuable by this Corporation pursuant to any agreement, or upon the exercise of conversion rights, warrants or options, or otherwise.

               (iii) A "person" shall mean any individual, firm, corporation, or other entity.

               (iv) "Whole Board" shall mean the total number of directors which the Corporation would have if there were no vacancies on the board of directors.


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          (c) The board of directors shall have the power to construe and apply the provisions of this Section and to make all determinations necessary or desirable to implement such provisions, including but not limited to matters with respect to (i) the number of shares of Common Stock beneficially owned by any person, (ii) whether a person is an affiliate of another, (iii) whether a person has an agreement, arrangement, or understanding with another as to the matters referred to in the definition of beneficial ownership, (iv) the application of any other definition or operative provision of the Section to the given facts, or (v) any other matter relating to the applicability or effect of this Section.

          (d) The board of directors shall have the right to demand that any person who is reasonably believed to beneficially own Common Stock in excess of the Limit (or holds of record Common Stock beneficially owned by any person in excess of the Limit) supply the Corporation with complete information as to (i) the record owner(s) of all shares beneficially owned by such person who is reasonably believed to own shares in excess of the Limit, and (ii) any other factual matter relating to the applicability or effect of this section as may reasonably be required of such person.

          (e) Except as otherwise provided by law or expressly provided in this
Section 3.2, the presence, in person or by proxy, of the holders of record of shares of capital stock of the Corporation entitling the holders thereof to cast a majority of the votes (after giving effect, if required, to the provisions of this Section 3.2) entitled to be cast by the holders of shares of capital stock of the Corporation entitled to vote shall constitute a quorum at all meetings of the shareholders, and every reference in these Articles of Incorporation to a majority or other proportion of capital stock (or the holders thereof) for purposes of determining any quorum requirement or any requirement for shareholder consent or approval shall be deemed to refer to such majority or other proportion of the votes (or the holders thereof) then entitled to be cast in respect of such capital stock.

          (f) Any constructions, applications, or determinations made by the board of directors pursuant to this Section in good faith and on the basis of such information and assistance as was then reasonably available for such purpose shall be conclusive and binding upon the Corporation and its shareholders.

          (g) In the event any provision (or portion thereof) of this Section
3.2 shall be found to be invalid, prohibited or unenforceable for any reason, the remaining provisions (or portions thereof) of this Section shall remain in full force and effect, and shall be construed as if such invalid, prohibited or unenforceable provision had been stricken herefrom or otherwise rendered inapplicable, it being the intent of this Corporation and its shareholders that each such remaining provision (or portion thereof) of this Section 3.2 remain, to the fullest extent permitted by law, applicable and enforceable as to all shareholders, including shareholders owning an amount of stock over the Limit, notwithstanding any such finding.

          (h) Notwithstanding any other provisions of these Articles of Incorporation or any provision of law which might otherwise provide for lesser vote or no vote, the affirmative


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vote of the holders of at least eighty percent (80%) of the voting power of all of the then-outstanding shares of the capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal this Section 3.2 of Article III.

     3.3 There shall be no right to cumulative voting in the election of directors.

                         ARTICLE IV - PREEMPTIVE RIGHTS

     4.1 No holder of shares of any class of stock of the Corporation, either now or hereafter authorized or issued, shall have any preemptive or preferential right of subscription to any shares of any class of stock of the Corporation, either now or hereafter authorized, or to any securities convertible into stock of any class of the Corporation, issued or sold, nor any right of subscription to any such security, other than such, if any, as the board of directors in its discretion may from time to time determine and at such prices as the board of directors may from time to time fix, pursuant to the authority conferred by these Articles of Incorporation.

                            ARTICLE V - INCORPORATOR

     5.1 The name and business address of the incorporator is: Brent M. Giles, 16 West Franklin, Liberty, Missouri 64068.

                             ARTICLE VI - DIRECTORS

     6.1 The number of directors to constitute the initial board of directors shall be six (6); provided, however, that such number may be fixed, from time to time, at not less than five (5) nor more than fifteen (15), by, or in the manner provided in, the Bylaws of the Corporation, and any such change shall be reported in writing to the Secretary of State of the State of Missouri within thirty (30) calendar days of such change. The directors shall be divided into three classes: Class I, Class II and Class III. The number of directors in any such class shall not exceed the number of directors in any other class by more than one (1). The term of office of the initial Class I directors shall expire at the annual meeting of shareholders of the Corporation in 2007; the term of office of the initial Class II directors shall expire at the annual meeting of shareholders of the Corporation in 2008; and the term of office of the initial Class III directors shall expire at the annual meeting of shareholders of the Corporation in 2009; or in each case thereafter until their respective successors are duly elected and qualified. At each annual election held after 2006, the directors chosen to succeed those whose terms then expire shall be identified as being of the same class as the directors they succeed and shall be elected for a term of three (3) years expiring at the third succeeding annual shareholder meeting or thereafter until their respective successors are duly elected and qualified. If the number of directors is changed, any increase or decrease in the number of directors shall be apportioned among the classes so as


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to maintain the number of directors in each class as nearly equal as possible.
Notwithstanding the foregoing, no decrease in the number of directors shall have the effect of shortening the term of any incumbent director, and provided further, that no action shall be taken to decrease or increase the number of directors from time to time unless at least two-thirds of the directors then in office shall concur in said action.

     Whenever the holders of any one or more series of Preferred Stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the board of directors shall consist of said directors so elected in addition to the number of directors fixed as provided above in this Article VI. Notwithstanding the foregoing, and except as otherwise may be required by law, whenever the holders of any one or more series of Preferred Stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the terms of the director or directors expire at the next succeeding annual meeting of shareholders.

     6.2 Any vacancy on the board of directors (whether such vacancy is caused by death, resignation, or removal for cause or is the result of an increase in the number of directors) shall be filled by a vote of two-thirds of the directors then in office. Any director elected to fill a vacancy in any class (whether such vacancy is caused by death, resignation, or removal with cause, or is the result of an increase in the number of directors in such class) shall hold office for a term which shall expire at the annual meeting of shareholders at which the term of the class to which the director has been chosen expires.

     6.3 At a meeting called expressly for that purpose, the entire board of directors, or any individual director or directors, may be removed, but only for cause, and only upon the affirmative vote of the holders of at least eighty percent (80%) of the total votes to which all of the shares then entitled to vote at a meeting of shareholders called for an election of directors are entitled. Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the preceding provisions of this Section 6.3 shall not apply with respect to the director or directors elected by such holders of Preferred Stock.

     6.4 In addition to any affirmative vote required by law or otherwise, any amendment, alteration, change or repeal of the provisions of this Article VI shall require the affirmative vote of the holders of at least eighty percent (80%) of the total votes to which all of the shares then entitled to vote at a meeting of shareholders called for an election of directors are entitled.


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     6.5 The persons to constitute the initial board of directors of the
Corporation are:

          (a) Class I directors (term to expire in 2007):

               (i)  Ralph W. Brant, Jr.
               (ii) Robert T. Sevier

          (b) Class II directors (term to expire in 2008):

               (i)  Marvin J. Weishaar
               (ii) Brent M. Giles

          (c) Class III directors (term to expire in 2009):

               (i)  Daniel G. O'Dell
               (ii) Steven K. Havens

                             ARTICLE VII - DURATION

     7.1 The duration of the Corporation is perpetual.

                        ARTICLE VIII - PURPOSE AND POWERS

     8.1 The Corporation is formed for the following purposes:

          (a) To conduct business as a financial institution holding company and to provide financial services through subsidiary corporations;

          (b) To own, hold, rent, lease, operate, manage, hypothecate, sell and convey such real and personal property as may be useful and desirable in the operation of the Corporation's business; and

          (c) To possess and enjoy all rights, powers and privileges as are granted to corporations under the General and Business Corporation Law of the State of Missouri.

                          ARTICLE IX - INDEMNIFICATION

     9.1 The Corporation shall and does hereby indemnify any person who is or was a director or executive officer of the Corporation or any subsidiary against any and all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement and reasonably incurred by such person in connection with any threatened, pending or completed civil, criminal,


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administrative or investigative action, suit, proceeding or claim (including any action by or in the right of the Corporation or a subsidiary) by reason of the fact that such person is or was serving in such capacity to the fullest extent permitted by the General and Business Corporation Law of Missouri.

     9.2 The Corporation may, to the extent that the board of directors deems appropriate and as set forth in a Bylaw or authorizing resolution, indemnify any person who is or was a non-executive officer, or employee or agent of the Corporation or any subsidiary or who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan) against any and all expenses (including attorneys' fees), judgements, fines and amounts paid in settlement and reasonably incurred by such person in connection with any threatened, pending or completed civil, criminal, administrative or investigative action, suit, proceeding or claim (including an action by or in the right of the Corporation or a subsidiary) by reason of the fact that such person is or was serving in such capacity to the fullest extent permitted by the General and Business Corporation Law of Missouri.

     9.3 The Corporation may, to the extent that the board of directors deems appropriate, make advances of expenses, including attorneys' fees, incurred prior to the final disposition of a civil, criminal, administrative or investigative action, suit, proceeding or claim (including an action by or in the right of the Corporation or a subsidiary) to any person to whom indemnification is or may be available under this Article IX; provided, however, that prior to making any advances, the Corporation shall receive a written undertaking by or on behalf of such person to repay such amounts advanced in the event that it shall be ultimately determined that such person is not entitled to such indemnification.

     9.4 The indemnification and other rights provided by this Article IX shall not be deemed exclusive of any other rights to which a person to whom indemnification is or otherwise may be available (under these Articles of Incorporation or the Bylaws or any agreement or vote of shareholders or disinterested directors or otherwise), may be entitled. The Corporation is authorized to purchase and maintain insurance on behalf of the Corporation or any person to whom indemnification is or may be available against any liability asserted against such person in, or arising out of, such person's status as director, officer, employee or agent of the Corporation, any of its subsidiaries or another corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan) which such person is serving at the request of the Corporation.

     9.5 Each person to whom indemnification is granted under this Article IX is entitled to rely upon the indemnification and other rights granted hereby as a contract with the Corporation and such person and such person's heirs, executors, administrators and estate shall be entitled to enforce against the Corporation all indemnification and other rights granted to such person by Sections 9.1 and 9.3 and this Article IX. The indemnification and other rights granted by Sections 9.1 and 9.3 and this Section 9.5 shall survive amendment, modification or repeal of this Article IX, and no such amendment, modification or repeal shall act to reduce, terminate or


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otherwise adversely affect the rights to indemnification granted hereby, with respect to any expenses, judgments, fines and amounts paid in settlement incurred by a person to whom indemnification is granted under this Article IX with respect to an action, suit, proceeding or claim that arises out of acts or omissions of such person that occurred prior to the effective date of such amendment, modification or repeal.

     Any indemnification granted by the board of directors pursuant this Article IX shall inure to the person to whom the indemnification is granted and such person's heirs, executors, administrators and estate; provided, however, that such indemnification may be changed, modified or repealed, at any time or from time to time, at the discretion of the board of directors, and the survival of such indemnification shall be in accordance with terms determined by the board of directors.

     9.6 For the purposes of this Article IX, "subsidiary" shall mean any corporation, partnership, joint venture, trust or other enterprise of which a majority of the voting power, equity or ownership interest is directly or indirectly owned by the Corporation.

                    ARTICLE X - CERTAIN BUSINESS COMBINATIONS

     10.1 (a) Except as otherwise expressly provided in this Article X, the affirmative vote of the holders of (i) at least 80% of the outstanding shares entitled to vote thereon (and, if any class or series of shares is entitled to vote thereon separately, the affirmative vote of the holders of at least 80% of the outstanding shares of each such class or series), and (ii) at least a majority of the outstanding shares entitled to vote thereon, not including shares deemed beneficially owned by a Related Person (as hereinafter defined), shall be required in order to authorize any of the following:

               (i) any merger or consolidation of the Corporation with or into a Related Person;

               (ii) any sale, lease, exchange, transfer or other disposition, including without limitation, a mortgage, or any other security device, of all or any Substantial Part (as hereinafter defined) of the assets of the Corporation (including without limitation any voting securities of a subsidiary) or of a subsidiary, to a Related Person;

               (iii) any merger or consolidation of a Related Person with or into the Corporation or a subsidiary of the Corporation;

               (iv) any sale, lease, exchange, transfer or other disposition of all or any Substantial Part of the assets of a Related Person to the Corporation or a subsidiary of the Corporation;


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               (v) the issuance of any securities of the Corporation or a subsidiary of the Corporation to a Related Person;

               (vi) the acquisition by the Corporation or a subsidiary of the Corporation of any securities of a Related Person;

               (vii) any reclassification of the Common Stock of the Corporation, or any recapitalization involving the Common Stock of the Corporation; and

               (viii) any agreement, contract or other arrangement providing for any of the transactions described in this Article.

          (b) Such affirmative vote shall be required notwithstanding any other provision of these Articles of Incorporation, any provision of law, or any agreement with any regulatory agency or national securities exchange which might otherwise permit a lesser vote or no vote.

          (c) The term "Business Combination" as used in this Article X shall mean any transaction which is referred to in any one or more of subparagraphs 10.1(a)(i) through (viii) above.

     10.2 The provisions of paragraph 10.1 shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by any other provision of these Articles of Incorporation, any provision of law, or any agreement with any regulatory agency or national securities exchange, if the Business Combination shall have been approved by a two-thirds vote of the Continuing Directors (as hereinafter defined); provided, however, that such approval shall only be effective if obtained at a meeting at which a Continuing Director Quorum (as hereinafter defined) is present.

     10.3 For the purposes of this Article X the following definitions apply:

          (a) The term "Related Person" shall mean and include (a) any individual, corporation, partnership or other person or entity which together with its "affiliates" (as that term is defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended), "beneficially owns" (as that term is defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended) in the aggregate 10% or more of the outstanding shares of the Common Stock of the Corporation; and (b) any "affiliate" (as that term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) of any such individual, corporation, partnership or other person or entity. Without limitation, any shares of the common stock of the Corporation which any Related Person has the right to acquire pursuant to any agreement, or upon exercise or conversion rights, warrants or options, or otherwise, shall be deemed "beneficially owned" by such Related Person.


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          (b) The term "Substantial Part" shall mean more than 25% of the total assets of the Corporation, as of the end of its most recent fiscal year ending prior to the time the determination is made.

          (c) The term "Continuing Director" shall mean any member of the board of directors of the Corporation who is unaffiliated with the Related Person and was a member of the board prior to the time that the Related Person became a Related Person, and any successor of a Continuing Director who is unaffiliated with the Related Person and is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the board.

          (d) The term "Continuing Director Quorum" shall mean two-thirds of the Continuing Directors capable of exercising the powers conferred on them.

     10.4 Notwithstanding any other provisions of these Articles of Incorporation or any provision of law which might otherwise provide for lesser vote or no vote, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all of the then-outstanding shares of the capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal this Article X.

         ARTICLE XI - AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAWS

     11.1 Except as otherwise specifically set forth in these Articles of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, and amendments to the Articles of Incorporation shall be made in the manner prescribed by the General and Business Corporation Law of Missouri.

     11.2 The power to make, alter, amend, or repeal the Bylaws of the Corporation shall be vested exclusively in the board of directors, unless otherwise provided in such Bylaws.

               ARTICLE XII - FURTHER POWERS OF BOARD OF DIRECTORS

     12.1 The board of directors shall have and exercise such further powers as are provided to it under present or future laws of the State of Missouri.

               ARTICLE XIII - ELIMINATION OF DIRECTORS' LIABILITY

     13.1 A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in subjective good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 351.245 of the General and Business Corporation Law of


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Missouri, or (iv) for any transaction from which a director derived an improper personal benefit. If the General and Business Corporation Law of Missouri is amended after the date of filing of these Articles of Incorporation to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General and Business Corporation Law of Missouri, as so amended. Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.


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     IN WITNESS WHEREOF, these Articles of Incorporation have been signed this
10th day of February, 2006.


                                        /s/ Brent M. Giles
                                        ----------------------------------------
                                        Brent M. Giles, Incorporator

DISTRICT OF COLUMBIA )
                     ) ss
                     )

     I, Maria T. Ames, a notary public, do hereby certify that on the 10th day of February, 2006, Brent M. Giles personally appeared before me, who being by me first duly sworn, declared that he is the person who signed the foregoing document as incorporator and that the statements therein contained are true.


                                        /s/ Maria T. Ames
                                        ----------------------------------------
                                        Notary Public

(NOTARIAL SEAL)

My commission expires 09-03-2007


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